EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made on February 3, 2016 between FV Corporation, at 5 Washington Street, Due West, South Carolina, 29639 (hereinafter “FV" or “Seller”) and Sputnik Enterprises, Inc. at 3956 Town Center Blvd, Suite 562, Orlando, Florida 32837 (hereinafter “SPNI," or “Buyer,”).

RECITALS

SPNI desires to acquire all issued and outstanding shares of common stock of FV, and FV and FV Shareholders wish to have all issued and outstanding shares of common stock of FV acquired by SPNI on the terms and conditions set forth in this Agreement by way of an exchange of shares (the “Exchange”).

The boards of directors of both SPNI and FV have determined that it is in the best interest of the parties for SPNI to acquire all issued and outstanding shares of common stock of FV pursuant to a share exchange transaction.

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein (the receipt and sufficiency of which are acknowledged by each party), and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

I. RECITALS; TRUE AND CORRECT; PURPOSE OF TRANSACTION

The above stated recitals are true and correct and are incorporated into this Agreement.

II. PURCHASE AND SALE

2.1 Share Exchange. Subject to all the terms and conditions of this Agreement, at the Closing, FV agrees to receive from SPNI, and SPNI agrees to issue to the shareholders of the Seller (each, a “Shareholder”) an aggregate of 45,170,085 shares of Common Stock (“SPNI Common Stock”) and such number of shares of Series A Convertible Preferred Stock that convert into an additional 45,170,085 shares of Common Stock of SPNI (“SPNI Preferred Stock”) (the SPNI Common Stock and the SPNI Preferred Stock collectively, the “Share Consideration”) in exchange for the transfer of all of the issued and outstanding shares of the Common Stock of FV (“FV Shareholder’s Shares”) to SPNI. Each FV Shareholder’s Share that is issued and outstanding immediately before the Closing shall entitle the holder thereof to receive one share of SPNI Common Stock and 0.0001 shares of SPNI Preferred Stock which equates to one share of common stock (together, the “Exchange Ratio”), such that when all shares of Common Stock and SPNI Preferred Stock have been issued under this Agreement and all shares Preferred Stock issued under this Agreement have been converted to common stock, an aggregate of 90,340,170 shares of SPNI Common Stock shall have been issued to FV’s Shareholders under this Agreement. Notwithstanding the foregoing, prior to Closing, the parties shall adjust the number of FV Shareholder’s Shares to be transferred to SPNI to such number of shares of FV Common Stock as is actually issued and outstanding as of the Closing Date and the aggregate number shares of SPNI Common Stock and SPNI Preferred Stock to be issued to the FV Shareholders shall be adjusted accordingly pursuant to the Exchange Ratio.

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2.2 Closing. The parties shall hold the Closing as soon as reasonably practical following receipt of the approval described in Section 3.5 below (the “Closing” or "Closing Date"), at 11:00 A.M., local time, at the offices, or at such other time and place as the parties may agree upon.

2.3 Delivery of Certificates in Escrow. Each FV Shareholder shall deliver to FV a duly and validly executed Stock Power in blank for its certificates evidencing all of such Shareholder’s FV Shareholder Shares (“Certificates”). The Stock Powers will be held in escrow by FV until the Closing at which time FV shall deliver the Certificates and Stock Powers to SPNI against delivery to FV Shareholders of the Share Consideration that is due at Closing. FV shall use commercially reasonable efforts to cause its Shareholders to deliver their Stock Powers within thirty (30) days of the date of the approval set forth in Section 3.5 below, however, SPNI acknowledges and agrees that FV shall deliver the Stock Powers and Certificates to SPNI promptly after they are received. For the avoidance of doubt, an FV Shareholder must surrender a duly executed Stock Power pursuant to this Section 2.3 before such Shareholder shall be entitled to receive stock certificates from SPNI evidencing the applicable Share Consideration.

2.4 Schedules. If a Schedule referred to in Article IV or V is not attached to this Agreement, FV or SPNI, respectively, is representing that there is no information required to be disclosed on such Schedule.

III. CONDUCT OF BUSINESS PENDING CLOSING

FV and SPNI covenant that between the date hereof and the date of the Closing:

3.1 Access to FV. FV shall (a) give to SPNI and to SPNI's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records of FV and shall furnish SPNI during such period with all information concerning Seller that SPNI may reasonably request; and (b) afford to SPNI and to SPNI's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of FV, in order to conduct inspections at SPNI's expense to determine that FVFV is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of FV are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), SPNI shall make arrangements with FV reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of FV. Any such investigation or inspection by SPNI shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of FV contained herein.

3.2 Conduct of Business. During the period from the date hereof to the Closing Date, FV shall use reasonable efforts, to the extent such efforts are within FV Shareholder’s control, to cause its business to be operated in the usual and ordinary course of business and in material compliance with the terms of this Agreement.

3.3 Exclusivity to SPNI. Until either this exchange agreement is terminated or Closing, FV agrees not to solicit or accept any other inquiries, proposals or offers to purchase or otherwise acquire, in a exchange transaction or another type of transaction, the business of FV or the shares of capital stock of FV. Any person inquiring as to the availability of the business or shares of capital stock of FV or making an offer therefor shall be told that FVFV is bound by the provisions of this Agreement. Seller as well as its officers, directors, representatives or agents further agree to advise SPNI promptly of any such inquiry or offer.

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3.4 Access to SPNI. SPNI shall (a) give to FV and to FV's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records and shall furnish Seller during such period with all information concerning SPNI that FV may reasonably request; and (b) afford to FV and to FV's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties in order to conduct inspections at FV Shareholder’s expense to determine that SPNI is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), FV shall make arrangements with SPNI reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations . Any such investigation or inspection by FV shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants contained herein.

3.5 Approval. As promptly as reasonably practicable following the date of this Agreement, FV shall take all action reasonably necessary in accordance with South Carolina law and its Organizational Documents to secure the required approval and adoption of this Agreement, including all requisite shareholder approval.

3.6 Mutual Cooperation. The initial press release relating to this Agreement shall be a joint press release. Thereafter, until the date of Closing, each of FV and SPNI agree to provide 24-hour pre- notification to the other party of any news releases or regulatory filings which the party proposes to issue or file and shall agree to consider any reasonable recommendation or suggestion of the other party with respect thereto. SPNI shall be permitted to make announcements of FV’s newsworthy activities provided the consent of FV is obtained, which consent shall not be reasonably withheld. Each party shall also provide the other party with notice a reasonable time in advance of, and shall permit a representative of the other party to review or participate in, any communications, meetings, or correspondence relating to investor relations matters, including matters relating to public offering activities which are expected to take place following Closing.

IV. REPRESENTATIONS AND WARRANTIES OF FV

FV represents and warrants to SPNI as follows, with the knowledge and understanding that SPNI is relying materially upon such representations and warranties:

4.1 Organization and Standing. FV is a company duly organized, validly existing and in good standing under South Carolina law. FV has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the assets, business or financial condition of FV. The copies of the Organizational Documents of FV, as amended to date, delivered to SPNI, are true and complete copies of these documents as now in effect. Seller does not own any interest in any other corporation, business trust or similar entity. The minute book of FV contains accurate records of all meetings of its respective Board of Directors and shareholders since its incorporation.

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4.2 Capitalization. The issued and outstanding capital stock of FV as of the date hereof is 45,170,085. All of such shares of capital stock are duly authorized, validly issued and outstanding, fully paid and non- assessable, and were not issued in violation of the preemptive rights of any person. To the Seller’s knowledge, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which FV is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of FV, except as known to SPNI. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of FV. FV has no subsidiaries except as known to SPNI.

4.3 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Seller in accordance therewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligation of FV, enforceable in accordance with their respective terms, subject to the approval set forth in Section 3.5 above and general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

4.4 Properties. FV has good title to all of the Assets which it purports to own as reflected on the balance sheet included in the Financial Statements (as hereinafter defined), or thereafter acquired. FV has a valid leasehold interest in all material property of which it is the lessee and each such lease is valid, binding and enforceable against Seller, as the case may be, and, to the knowledge of FV, the other parties thereto in accordance with its terms. Neither Seller nor the other parties thereto are in material default in the performance of any material provisions thereunder. Neither the whole nor any material portion of the Assets of FV is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of FV, any such condemnation, expropriation or taking been proposed. None of the assets of FV is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

4.5 Contracts Listed; No Default. To the knowledge of FV, Seller Contracts consisting of contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to present or proposed future operations of FV that involve a commitment of over one year or over $[ ], except employment or other agreements terminable at will and other agreements which, in the aggregate, are not material to the business, properties or prospects of FV) are valid, binding and enforceable by the signatory thereto against the other parties thereto in accordance with their terms. Neither Seller nor any signatory thereto is in default or breach of any material provision of FV Contracts. FV Shareholder’s operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent with the material terms and conditions of FV Contracts.

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4.6 Litigation. Except as made known to SPNI, there is no claim, action, proceeding or investigation pending or, to the knowledge of FV, threatened against or affecting Seller before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of FV, could have any materially adverse effect on Seller. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Seller.

4.7 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes or to any benefit plans. FV has duly filed all Returns required by any law or regulation to be filed by it, except for extensions duly obtained. All such Returns were, when filed, and to the knowledge of FV are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. FV has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

4.8 Tax Assessment. FV is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Seller that has not been paid. There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of FV. There is no valid basis, to the knowledge of FV, except as known to SPNI, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to FV by any governmental authority.

4.9 Compliance with Laws and Regulations. To its knowledge, FV is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions where the business of FV is currently conducted or to which FV is currently subject which has a material impact on Seller.

4.10 Information. FV has furnished and will continue to furnish SPNI all information and financial statements as SPNI may reasonably request.

4.11 Condition of Assets. The equipment, fixtures and other personal property of FV, taken as a whole, is in good operating condition and repair (ordinary wear and tear excepted) for the conduct of the business of FV as is contemplated to be conducted.

4.12 No Breaches. To its knowledge, the making and performance of this Agreement and the other agreements contemplated hereby by Seller will not (i) conflict with or violate the Articles of Incorporation or the Bylaws of FV; (ii) violate any material laws, ordinances, rules or regulations, or any order, writ, injunction or decree to which FV is a party or by which Seller or any of its respective assets, businesses, or operations may be bound or affected; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of FV under, or create any rights of termination, cancellation or acceleration in any person under, any Seller Contract.

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4.13 Employees. None of the employees of FV is represented by any labor union or collective bargaining unit and, to the knowledge of FV, no discussions are taking place with respect to such representation.

4.14 Financial Statements. FV has furnished or will prior to SEC filing deadlines furnish to SPNI Sellers’ financial statements (the "Financial Statements") for the period from inception through any necessary SEC filing date. The Financial Statements, when submitted to SPNI for inclusion in the SEC filings, will have been prepared in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 promulgated thereunder. The Financial Statements present fairly, in all respects, the consolidated financial position and results of operations of FV as of the dates and periods indicated, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). Without limiting the generality of the foregoing, (i) there is no basis for any assertion against Seller as of the date of the Financial Statements of any debt, liability or obligation of any nature not fully reflected or reserved against in the Financial Statements; and (ii) there are no assets of FV as of the date of the Financial Statements, the value of which is overstated in the Financial Statements. Except as disclosed in the Financial Statements, FV has no known contingent liabilities (including liabilities for Taxes), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments other than in the ordinary course of business. FV is not a party to any contract or agreement for the forward purchase or sale of any foreign currency that is material to FV taken as a whole.

4.15 Absence of Certain Changes or Events. Since the date of the last financial statement furnished to SPNI, there has not been:

(a) Any material adverse change in the financial condition, properties, assets, liabilities or business of FV;

(b) Any material damage, destruction or loss of any material properties of FV, whether or not covered by insurance;

(c) Any material change in the manner in which the business of FV has been conducted;

(d) Any material change in the treatment and protection of trade secrets or other confidential information of FV;

(e) Any material change in the business or contractual relationship of FV with any customer or supplier which might reasonably be expected to materially and adversely affect the business or prospects of FV;

(f) Any agreement by Seller, whether written or oral, to do any of the foregoing; and

(g) Any occurrence not included in paragraphs (a) through (f) of this Section 4.16 which has resulted, or which FV has reason to believe, in its reasonable judgment, might be expected to result, in a material adverse change in the business or prospects of FV.

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4.16 Governmental Licenses, Permits, Etc. To its knowledge, FV has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). All Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

4.17 Employment Matters. FV is in material compliance with all relevant laws, rules and regulations governing employment matters such as ERISA and federal tax laws.

4.18 Brokers. FV has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission, except as disclosed to the other party, connection with the transactions contemplated by this Agreement.

4.19 Business Locations. The primary business location of FV is the address set forth in this Agreement.

4.20 Intellectual Property. "Intellectual Property" means all of FV's right, title and interest in and to all patents, trade names, assumed names, trademarks, service marks, and proprietary names, copyrights (including any registration and pending applications for any such registration for any of them), together with all the goodwill relating thereto and all other intellectual property of FV. All of the licenses, patents, trademark registrations and copyrights that are owned by Seller are valid and in full force and effect. To the knowledge of FV, it is not infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property. No proceedings have been instituted against or claims received by Seller, nor to its knowledge are any proceedings threatened alleging any such violation, nor does Seller know of any valid basis for any such proceeding or claim. To the knowledge of FV, there is no infringement or other adverse claims against any of the Intellectual Property owned or used by Seller. To the knowledge of FV, its use of software does not violate or otherwise infringe the rights of any third party.

4.21 Warranties. All express warranties and guaranties made by Seller to third parties with respect to any services rendered by Seller have been made known to SPNI.

4.22 Suppliers. Seller knows and has no reason to believe that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any present material supplier of FV will not continue to conduct business with FV after the Closing Date in substantially the same manner as it has conducted business prior thereto.

4.23 Accounts Receivable. The accounts receivable reflected on the balance sheets included in the Financial Statements, or thereafter acquired by Seller, consists, in the aggregate in all material respects, of items which are collectible in the ordinary and usual course of business.

4.24 Governmental Approvals. To its knowledge, other than as set forth herein, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Seller with, any governmental authority, federal, state or local, is required in connection with FV and FV Shareholder’s execution, delivery and performance of this Agreement.

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4.25 Information concerning Seller Complete. FV shall promptly provide to SPNI notice concerning any of the information concerning Seller furnished hereunder if events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this Agreement. The information provided to SPNI concerning Seller, as supplemented prior to the Closing Date, will contain a true, correct and complete list and description of all items required to be set forth therein. The information provided to SPNI concerning Seller, as supplemented prior to the Closing Date, is expressly incorporated herein by reference. Notwithstanding the foregoing, any such supplement to the information in furnished by Seller following the date hereof shall not in any way affect SPNI’s right not to consummate the transactions contemplated hereby as set forth herein.

V. REPRESENTATIONS AND WARRANTIES OF SPNI

SPNI represents and warrants to FV as follows, with the knowledge and understanding that FVFV is relying materially on such representations and warranties:

5.1 Organization and Standing. SPNI is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and has the corporate power to carry on its business as now conducted and to own its assets and it not required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the Articles of Incorporation and Bylaws, delivered to FV, are true and complete copies of those documents as now in effect. SPNI does not own any capital stock in any other corporation, business trust or similar entity, and is not engaged in a partnership, joint venture or similar arrangement with any person or entity. The minute books contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation.

5.2 SPNI's Authority. SPNI's Board of Directors has approved and adopted this Agreement and the Exchange.

5.3 Due Execution. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by SPNI in accordance herewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligations, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

5.4 No Breaches. To its knowledge, the making and performance of this Agreement (including, without limitation, the issuance of SPNI Common Shares and SPNI Preferred Shares) by SPNI will not (i) conflict with the Articles of Incorporation or the Bylaws ; (ii) violate any order, writ, injunction, or decree applicable to SPNI; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which SPNI is a party or by which SPNI or any of its assets may be bound.

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5.5 Capitalization. The authorized capital stock is as set forth in Schedule 5.5. Except for the foregoing and for the shares to be issued under the terms of this Agreement or otherwise referred to in this Agreement, there are no agreements, commitments, obligations, options, warrants or similar rights, oral or written, known to SPNI or its affiliates under which additional shares are required to be issued after the Closing. All of the outstanding SPNI Common Stock is duly authorized, validly issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any person. The Share Consideration to be issued upon effectiveness of the Exchange, when issued in accordance with the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable.

5.6 Business. SPNI, since its formation, has engaged in no business other than as set forth in a schedule attached by SPNI to this Agreement.

5.7 Governmental Approval; Consents. To its knowledge, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by SPNI with, any governmental authority, federal, state or local, is required in connection with SPNI's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part to enable SPNI to enter into and carry out this Agreement.

5.8 Financial Statements. To its knowledge, the financial statements of SPNI as filed with the SEC (SPNI Financial Statements") present fairly, in all material respects, the financial position as of the respective dates and the results of its operations for the periods covered in accordance with GAAP applicable to the United States. Without limiting the generality of the foregoing, (i) except as set forth in Schedule 6.13 and as follows, there is no basis for any assertion against SPNI as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in such balance sheets or in the notes thereto; and (ii) there are no assets , the value of which (in the reasonable judgment ) is materially overstated in said balance sheets. Except as disclosed therein, SPNI has no known material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments. SPNI is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

5.9 Underlying Common Stock. At Closing SPNI shall not have available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock; and accordingly SPNI shall as soon as practical after Closing such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation and filings with the SEC.

5.10 Payment of Obligations of FV. The outstanding financial obligations of FV, not to exceed $175,000, set forth on Schedule 5.10 shall, no more than 30 days following the Closing, be paid by SPNI.

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VI. Conditions to SPNI’s Obligation to Close.

6.1 Conditions to Obligation. The obligation to consummate the transactions to be performed by SPNI in connection with the Closing are subject to satisfaction of the following conditions:

a.	the representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date;

b.	FV shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

c.	FV shall have procured all of the consents required in order to effect the Closing including as set forth in Section 3.5 above; no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right to own FV Shares and to control FV, or (D) affect adversely the right of FV to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

d.	FV shall have delivered to SPNI a certificate to the effect that each of the conditions specified above is satisfied in all respects;

e.	all actions to be taken by FV in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to SPNI;

f.	FV shall have in its possession all stock certificates of the FV Shareholders to be transferred hereunder and

g.	SPNI may waive any condition specified in this Section 6.1 at or prior to the Closing in writing executed by SPNI.

6.2 Conditions to Obligation of FV. The obligations of FV to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

a.	the representations and warranties set forth in Section 5 shall be true and correct in all material respects at and as of the Closing Date;

b.	SPNI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

c.	no action, suit, or proceeding shall be pending or threatened before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

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d.	SPNI shall have delivered to FV a certificate to the effect that each of the conditions specified above is satisfied in all respects;

e.	FV may waive any condition specified in this Section 6.2 at or prior to the Closing in writing executed by FV.

VII. MISCELLANEOUS

7.1 Expenses. The parties will pay for all their own expenses and costs.

7.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of FV or SPNI pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by Seller or SPNI, as the case may be, hereunder. All representations, warranties and covenants made by FV and by SPNI in this Agreement, or pursuant hereto, shall survive through the Closing Date.

7.3 Nondisclosure. SPNI will not at any time after the date of this Agreement, without Seller' consent, divulge, furnish to or make accessible to anyone (other than to its representatives as part of its due diligence or corporate investigation) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know- how, whether patentable or not, with respect to any confidential or secret aspects (including, without limitation, customers or suppliers) ("Confidential Information") of FV.

Seller will not at any time after the date of this Agreement, without SPNI's consent (except as may be required by law), use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation) with respect to SPNI. The undertakings set forth in the preceding two paragraphs of this Section 8.3 shall lapse if the Closing takes place as to SPNI and Seller.

Any information, which (i) at or prior to the time of disclosure by either of FV or SPNI was generally available to the public through no breach of this covenant, (ii) was available to the public on a non- confidential basis prior to its disclosure by either of FV or SPNI or (iii) was made available to the public from a third party, provided that such third party did not obtain or disseminate such information in breach of any legal obligation to FV or SPNI, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

7.4 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

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7.5 Notices. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the federal postal service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the addresses specified in writing by each party.

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth (5th) business day following the date deposited with the United States Postal Service, or (iii) twenty-four (24) hours after shipment by such courier service.

7.6 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of Nevada without giving effect to the principles of conflicts of law thereof.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

7.8 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

7.9 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

7.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

7.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

Signature Page Follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Sputnik Enterprises, Inc., a Nevada corporation

By:
Anthony Gebbia, President

FV Corporation, a South Carolina corporation

By:
Ron Konersmann, President

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Schedule 5.5

SPNI is authorized to issue 100,000,000 shares of common stock with $.001 par value per share and 10,000,000 shares of Series A Convertible Preferred Stock, $.001 par value. SPNI has issued and outstanding 1,015,278 shares of common stock with $.001 par value per share and 5,200 shares of Series A Convertible Preferred Stock, $.001 par value.

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Schedule 5.10

Shareholder Notes	$128,000
Accounting & Tax Filings	$5,500
PCAOB Audit	$15,000
Legal	$15,000
Total	$163,500

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